As filed with the Securities and Exchange Commission on November 21, 1996

                                                     Registration No. 33-58127

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                -------------
                      POST-EFFECTIVE AMENDMENT NO. 2 TO
                                   Form S-3

                                -------------
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                              EnergyNorth, Inc.
            (Exact name of registrant as specified in its charter)

                                New Hampshire
        (State or other jurisdiction of incorporation or organization)

                                  02-0363755
                     (I.R.S. Employer Identification No.)

                                 P.O. Box 329
                             Manchester, NH 03105
                                (603) 625-4000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ROBERT R. GIORDANO
                           Chief Executive Officer
                              EnergyNorth, Inc.
                      P.O. Box 329, Manchester, NH 03105
                                (603) 625-4000
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                         RICHARD A. SAMUELS, ESQUIRE
                     McLane, Graf, Raulerson & Middleton
                           Professional Association
                      P.O. Box 326, Manchester, NH 03105
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                -------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.                                                             [X]

                                 ------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                      [ ]

                                100,000 SHARES

                               [Logo: EnergyNorth]

                           Common Stock (Par Value $1)

                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

   The Dividend Reinvestment And Stock Purchase Plan (the "Plan") of EnergyNorth, Inc. (the "Company") provides holders of record of the Common Stock of the Company with a method of investing in additional shares of the Common Stock of the Company.

   Features of the Plan are:

   --Automatic reinvestment of dividends paid on the Company's Common Stock.

   --Participants may invest optional cash payments on a monthly basis ranging from $50 per payment up to a maximum of $2,500 per quarter.

   --Participants in the Plan will not pay any brokerage commissions, service charges, or fees with respect to the reinvestment of dividends or purchase of shares in connection with the Plan.

   --Participants in the Plan may have the Plan Agent sell shares held in their Plan account.

   --A safekeeping service is available at no cost to the shareholder to hold stock certificates and thereby protect against loss or theft.


   Shares offered through the Plan will, at the option of the Company, be issued from authorized but unissued shares or purchased on the open market. The price of authorized but previously unissued shares of Common Stock of the Company purchased by participants in the Plan with reinvested dividends will be 95 percent, and with optional cash payments will be 100 percent, of the average of the daily high and low sales prices of the Company's Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association during the period of five consecutive trading days ending on the Pricing Date (or the five consecutive trading days immediately preceding the Pricing Date if the New York Stock Exchange is closed on the Pricing Date), which in the case of reinvestment of cash dividends is the dividend payment date and in the case of cash payments is the dividend payment date and in months in which no cash dividend is paid is the fifteenth day of the month or, if that day is not a business day, on the following business day. The price of shares of Common Stock of the Company purchased on the open market for sale to participants in the Plan with both reinvested dividends and optional cash payments will be 100% of the weighted average price of such shares.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November 21, 1996

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, NY 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, DC 20549, at prescribed rates. The Company will provide copies of certain documents or parts thereof that have been incorporated by reference in this Prospectus but not delivered herewith (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) without charge, to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person made to Michael J. Netkovick, Manager, Public and Investor Relations, EnergyNorth, Inc. 1260 Elm Street, P.O. Box 329, Manchester, New Hampshire 03105; telephone (603) 625-4000, ext. 4267.

                                 THE COMPANY

   The Company is a New Hampshire business corporation primarily engaged in gas distribution in southern and central New Hampshire.

   The Company's executive offices are located at 1260 Elm Street, P.O. Box 329, Manchester, New Hampshire 03105; telephone (603) 625-4000.

                           DESCRIPTION OF THE PLAN

   The following is a statement of the provisions of the Plan:

Purpose

1. What is the purpose of the Plan? The Plan offers the holders of Common Stock of the Company a convenient method for investing all or part of their dividends in additional shares of the Company's Common Stock and, if dividends are reinvested, for making voluntary additional cash payments of up to $2,500.00 quarterly to purchase additional shares of the Company's Common Stock, without payment of service charges or brokerage commissions.

Eligibility

2. Who is eligible to participate in the Plan? Any holder of record of the Company's Common Stock is eligible to participate. Beneficial owners of Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, must take appropriate steps to become a holder of record to qualify for Plan participation.

Administration

3. Who administers the Plan for the shareholders? The Plan is administered by the Dividend Reinvestment and Stock Purchase Plan Committee ("the Committee") which is appointed by the Board of Directors of the Company. The Committee determines the rights of participants in accordance with the Plan. It may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan.

ALL REQUESTS FOR INFORMATION REGARDING THE PLAN SHOULD BE ADDRESSED TO:

   ENERGYNORTH, INC.
   Dividend Reinvestment And Stock Purchase Plan Committee
   1260 Elm Street
   P.O. Box 329
   Manchester, NH 03105

   The designated agent under the Plan is First National Bank of Boston, Boston, Massachusetts (the "Agent" or "Bank of Boston"). The Agent is responsible for investing participants' funds and keeping continuous records of participants' accounts. The Agent will send participants statements of accounts at least quarterly and perform other duties for Plan participants as needed.

   All written notices concerning the Plan should be mailed to the Agent at the following address:

   Bank of Boston
   c/o Boston EquiServe, L.P.
   Dividend Reinvestment Department
   Mail Stop 45-01-06
   P.O. Box 1681
   Boston, MA 02105-1681

Participation

4. How does an eligible shareholder participate? In order to participate, an eligible shareholder must complete an Authorization Form, provided by the Company, and deliver it to:

   Bank of Boston
   c/o Boston EquiServe, L.P.
   Dividend Reinvestment Department
   Mail Stop 45-01-06
   P.O. Box 1681
   Boston, MA 02105-1681

Authorization Forms may be obtained from the Company on request.

5. Is partial participation in the Plan permitted? Yes. An eligible shareholder may elect to receive cash dividends on a specified number of shares and reinvest cash dividends on all remaining shares registered in the participant's name.

6. Is participation through optional cash purchases permitted? Yes. At the time a participant's first reinvestment of dividend is made, he may make voluntary cash payments to his Plan account in a minimum amount of $50.00 per payment, up to a maximum of $2,500.00 in any calendar quarter. A single maximum quarterly optional purchase limitation of $2,500.00 applies to multiple shareholder accounts held under a single taxpayer identification number.

7. When may a shareholder join the Plan? Eligible shareholders may join the Plan at any time. If the Authorization Form is received by the Agent on or before the record date for the payment of the next dividend (approximately 15 days in advance of the payment date), the dividend will be invested in additional shares of Common Stock for the applicant's Plan account. If the Authorization Form is received in the period between any dividend record date and payment date, that dividend will be paid in cash and the shareholder's initial dividend reinvestment will be delayed until the following dividend.

Voluntary cash payments and sales of shares in accordance with the sale of shares procedure outlined in Questions 27-30 may be made at any time, beginning with the date on which the participant's first dividend reinvestment occurs.

8. What does the Authorization Form provide? The Authorization Form provides for the purchase of additional shares of the Company's Common Stock through the following investment options:

   Full Dividend Reinvestment -- directs the Company to reinvest in accordance with the Plan all cash dividends on all shares of the Company's Common Stock then or subsequently registered in the participant's name.

   Partial Dividend Reinvestment -- directs the Company to pay cash dividends to the participant on a specified number of shares, and to reinvest in accordance with the Plan all cash dividends on all remaining shares of the Company's Common Stock then or subsequently registered in the participant's name.

9. How may a participant change options under the Plan? A participant in the Plan may change investment options by completing a new Authorization Form and returning it to the Agent.

10. How are optional cash payments made? The option to purchase shares of the Company's Common Stock through cash payments is available to each participant in the Plan beginning with the date on which his first reinvestment of dividend occurs. Optional cash payments by a participant must be at least $50.00 per payment and may not exceed a total of $2,500.00 per calendar quarter. The amount of optional cash payments need not be the same, and there is no obligation to make optional cash payments.


   An optional cash payment may be made by completing the appropriate section of the account statement, and forwarding it to the Agent together with a check or money order made payable to Bank of Boston, drawn against a United States bank in United States dollars, and mailed directly to the Bank of Boston, c/o Boston EquiServe, L.P., Dividend Reinvestment Department, Mail Stop 45-01-06, P.O. Box 1681, Boston, MA 02105-1681. Checks drawn against a non-U.S. bank must have "U.S. Currency" imprinted on the check. PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE A VALID DELIVERY. Payment must be received by the Agent at least five (5) business days prior to the investment date. Optional cash payments received by the Agent less than five
(5) business days prior to an investment date will be held until the next investment date unless the participant requests that the payment be returned.

   All cash payments will be acknowledged by a receipt from the Agent. No interest will be paid by the Company or the Agent on optional cash payments.


   Cash payments will be invested by the Agent in accordance with Question 13 below in full and fractional shares to four decimal places. Such shares will be placed in the participant's Plan account and administered in accordance with the terms and conditions of this Plan.

   Any payment received which is less than $50.00 per payment or in excess of $2,500.00 per quarter will be promptly returned to the participant. In the event that any check is returned unpaid for any reason, the Agent will consider the request for investment of such moneys null and void and will immediately remove from the participant's account shares, if any, purchased upon the prior credit of such moneys. The Agent shall be entitled to sell such removed shares to satisfy any uncollected amounts. If net proceeds of the sale of shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance.

   On written request, a participant may receive the return of any voluntary cash payment if the request is received by the Agent no less than two business days before such payment is to be invested.

11. Is a participant obligated to make optional cash investments? No. While the optional cash investment feature offers an opportunity to increase his ownership under favorable terms, a participant is not required to make such cash payments.

Purchasing of Shares

12. Are there any expenses to participants in connection with purchases under the Plan? No. There are no brokerage fees, service charges, or commissions charged to participants on the purchase of shares under the Plan. All costs of administration of the Plan are paid by the Company.


13. What is the source of the shares purchased by participants under the Plan? Shares purchased by participants under the Plan for reinvested dividends and optional cash investments will either be issued from the Company's authorized but unissued shares or purchased by the Agent on the open market, as the Company, in its discretion, may direct. The Agent has full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or time of day, the price paid for such shares, the manner in which such shares are purchased, and the persons from or through whom such purchases are made.


   Shares will be available for purchase through the Plan only to the extent that the Company has registered such shares with the Securities and Exchange Commission and, where necessary, state securities authorities. The Company reserves the right to not register additional shares. The Company will use reasonable efforts to assure that a sufficient number of shares of the Company's Common Stock is available for purchase through dividend reinvestments, and dividend reinvestment sales will be given priority over optional cash payment sales in the event that an insufficient number of shares is available. In the event that a sufficient number of shares of Common Stock is not available on any purchase date to satisfy all requests for purchases with optional cash payments, the available shares will be pro-rated among all participants seeking to make purchases with optional cash investments in proportion to the amounts of the optional cash payments, and the balance of each optional cash payment not used to purchase shares will be returned to the participant by the Agent.

14. When will participant's funds be invested?



   a. Newly issued shares. Cash dividends for which dividend reinvestment is authorized are automatically invested by the Agent in Common Stock of the Company commencing on the dividend payment date. That date is the Pricing Date for shares purchased with reinvested dividends that are issued by the Company from its authorized but unissued shares.

   Optional cash payments are invested monthly to purchase shares of the Company's Common Stock. In each month in which a cash dividend is paid on the Company's Common Stock, optional cash payments are invested as of the dividend payment date. In each other month, optional cash payments are invested as of the fifteenth (15th) day of the month or, if that day is not a business day, on the following business day. That date is the Pricing Date for shares purchased with optional cash payments that are issued by the Company from its authorized but unissued shares.


   Notwithstanding this investment schedule, shares purchased by participants under the Plan may, for administrative purposes, be issued on or as of a date up to one week after the related pricing dates.


   b. Open market purchases. If the shares of Common Stock purchased by participants under the Plan, with reinvested dividends or optional cash payments, are from shares purchased on the open market, such dividends or cash payments are invested by the Agent commencing on the dividend payment date (or in months in which a cash dividend is not paid, commencing on the 15th day of the month or, if that day is not a business day, on the following business day).


15. What is the price of shares purchased by participants

   a. Newly issued shares.

    (bullet) Reinvested dividends. If the shares of Common Stock purchased under the Plan with reinvested dividends are from the Company's authorized but unissued shares, the purchase price will be 95% of the average of the daily high and low sales prices of the Company's Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association during the period of five consecutive trading days ending on the Pricing Date (or the five consecutive trading days immediately preceding the Pricing Date, if the New York Stock Exchange is closed on the Pricing Date).

(bullet) Optional purchases. If the shares of Common Stock purchased under the Plan with optional cash purchases are from the Company's authorized but unissued shares, the purchase price will be the average of the daily high and low prices of the Company's Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association during the period of the five consecutive trading days ending on the Pricing Date (or the five consecutive trading days immediately preceding the Pricing Date, if the New York Stock Exchange is closed on the Pricing Date).

   b. Open market purchases. If the shares of Common Stock purchased by participants under the Plan with reinvested dividends or optional cash payments are from shares purchased on the open market by the Agent, the purchase price for participants will be 100% of the weighted average price, excluding commissions and other fees, of all shares purchased for participants (for both dividend reinvestment and optional cash purchases) making purchases under the Plan in that month.

   Although participants in the Plan pay no commission for the purchase of the Company's Common Stock under the Plan, they also experience the disadvantage of being unable to select the day upon which Common Stock is purchased under the Plan. Therefore, participants cannot time investments made under the Plan to coincide with fluctuations in the price of the Company's Common Stock.

16. How many shares are purchased by participants? The number of shares of the Company's Common Stock purchased by participants depends on the amount of cash dividends and optional cash payments available for investment and the price of the shares, subject to the availability of the shares as provided in Question 13, above. Each participant's account is credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested by the participant divided by the purchase price.

17. Are certificates issued for shares purchased under the Plan? Certificates for shares of the Company's Common Stock purchased by participants under the Plan will be issued only upon written request. All shares purchased under the Plan by a participant will be held by the Agent in a participant's Plan account until certificates are issued. The number of shares credited to a participant's account under the Plan is shown on the participant's statement of account. Upon written request, the Agent will issue to participants certificates for all whole shares of the Company's Common Stock that are in the participant's Plan account. Any fractions of shares held in Plan accounts will remain in the Plan account unless a participant requests in writing that he receive the cash value of any such fractional share. Under no circumstances will certificates for fractional shares be issued. The issuance of certificates does not affect the participant's continuation in the Plan in any way.


   Shares credited to the account of a participant under the Plan may not be assigned or pledged as collateral. A participant who wishes to pledge these shares must request that certificates for the shares be issued in the participant's name.


18. Is safekeeping service available to hold certificates for participants? Yes. A safekeeping service is available at no cost to participants. Bank of Boston will hold shares in safekeeping for participants. The account statement identifies the number of shares held by the participant and the number held by the Agent for safekeeping.


   Participants can deliver certificates for shares that they hold to the Agent for safekeeping. All certificates should be sent together with a letter of instruction requesting that the shares be held in safekeeping to Bank of Boston, c/o Boston EquiServe, L.P., Dividend Reinvestment Department, Mail Stop 45-01-06, P.O. Box 1681, Boston, Massachusetts 02105-1681. Certificates should be sent by either registered or certified mail, return receipt requested. Participants should not endorse a stock certificate being delivered for safekeeping. The participant bears the risk of loss of the certificates in transit. See the answer to Question 17 for additional information on the issuance of certificates.

19. In whose name will certificates for whole shares be issued? Each account in the Plan will be maintained in the same manner as the Company's shareholder account at the time the participant entered the Plan.
Consequently, certificates for full shares will be similarly registered when issued.

   Upon written request, certificates can also be registered in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the certificate or stock power bears the signature of the participant and the signature is guaranteed by a commercial bank, trust company or member firm of a stock exchange.

Statements

20. How will participants be advised of their purchase of stock? As soon as practicable after each purchase for his account, a statement will be mailed to the participant advising him of his investment. These statements are the participant's continuing record of cost information and should be retained for tax purposes.

21. Will participants receive a report of their participation in the Plan? Yes. Each participant in the Plan will be furnished a written account statement following each dividend reinvestment and optional cash payment purchase, showing the number of shares purchased by the participant with dividends paid or cash invested on each such date and the price of such shares.

22. What other communications will a participant receive? Each participant will receive any amendments or supplements to the Plan or the Plan Prospectus, quarterly and annual reports, proxy statements and tax notices covering both directly held and Plan shares. However, participants will not receive duplicate mailings where the same materials are furnished as a result of their direct ownership of shares. In addition, where more than one shareholder has the same address, only one copy of certain materials will be sent to that address if shareholders to whom such materials are not sent agree thereto in writing.

Dividends

23. Will participants be credited with dividends on shares held in their account under the Plan? Yes. The Company pays dividends, as declared, to the record holders of all of its Common Stock. Shares purchased under the Plan will participate equally with other shares of Common Stock in all cash dividends, stock dividends, and stock splits declared after the date of purchase.

   Cash dividends declared on shares held in Plan accounts are added to all other cash dividends declared on all Common Stock registered in a participant's name and are administered in accordance with the directions contained in the participant's Authorization Form.

   Any stock dividends or split shares distributed by the Company on shares purchased under the Plan for which certificates have not been issued will be credited to the participant's Plan account and administered in accordance with the directions contained in the participant's Authorization Form. Certificates for such shares will be issued in accordance with Question 17 above.

24. Are participants credited with dividends on fractions of shares held in the Plan? Yes. Participants receive cash and stock dividends on fractions of shares, as well as whole shares, purchased under the Plan. Cash dividends declared on shares held in Plan accounts are added to all other cash dividends declared on all Common Stock registered in a participant's name and are administered in accordance with the directions contained in the participant's Authorization Form.

25. Will certificates for shares distributed as stock dividends be issued to participants? Yes. Certificates for all whole shares issued as stock dividends declared on shares for which certificates have been issued will be issued directly to participants on the dividend payment date. Certificates for all whole shares issued as stock dividends declared on shares purchased under the Plan for which certificates have not been issued will be issued in accordance with Question 17 above.

Voting

26. How will shares acquired under the Plan be voted at annual or special meetings of shareholders? All shares owned by a participant may be voted by the participant in the same manner as shareholders not participating in the Plan.

Sale of Shares

27. May a participant sell shares under the Plan? Yes. A participant may direct the Agent to sell all or a portion of the shares held in the participant's Plan account and, generally, all or a portion of the shares represented by certificates which have been delivered to the Agent for safekeeping pursuant to the safekeeping service described in Question 18 above, at any time, beginning with the date on which the participant's first dividend reinvestment occurs, by written notice, preferably by completing the form provided with the account statement, to:

   Bank of Boston
   c/o Boston EquiServe, L.P.
   Dividend Reinvestment Department
   Mail Stop 45-01-06
   P.O. Box 1681
   Boston, MA 02105-1681

   However, the Company reserves the right to reject the sale of shares held by the Agent for safekeeping on the grounds of perceived abuse of this selling privilege. Such reservation is intended to prevent eligible shareholders from joining the Plan, and participants from delivering certificates for shares to the Agent for safekeeping under the Plan, solely for the purpose of exercising this selling privilege, and to encourage use of the Plan as a long-term shareholder investment service.

28. When does a notice to sell shares become effective? A notice to the Agent to sell shares is effective on the date it is received by the Agent. Such notice, however, must be received by the Agent at least 15 days prior to a dividend record date in order to make the sale effective on that dividend record date. If a notice to sell shares is received by the Agent less than 15 days prior to a dividend record date, that dividend will be reinvested according to the terms of this Plan and the notice to sell will take effect immediately after the settlement date of the reinvestment of such dividend.

29. Are there any expenses to participants in connection with sales under the Plan? Yes. There are brokerage commissions on the sale of shares under this Plan. In addition, participants selling shares under the Plan will be required to pay any transfer tax (if applicable) arising in connection with the sale and an administrative fee of 5% of the gross proceeds (not to exceed $10.00) charged by the Agent. Such expenses will be deducted from the proceeds of the sale of the participant's shares.

30. What is the price of shares sold? The price of the Company's Common Stock sold under the Plan will be the actual price at which the shares are sold by the Agent. Following settlement of the sale of shares under this Plan, a participant will receive cash equal to the value of the shares sold by the Agent under this Plan less the brokerage commission, applicable transfer tax and administrative fee described in Question 29 above. Participants who elect to sell shares are advised that Common Stock prices may decline during the period between a request for sale and the sale. Such sale by the Agent will be made within ten business days of receipt of the request for sale.

Termination of Participation in Plan

31. When can a participant withdraw from the Plan? A participant can terminate his participation in the Plan at any time by written notice to:

   Bank of Boston
   c/o Boston EquiServe, L.P.
   Dividend Reinvestment Department
   Mail Stop 45-01-06
   P.O. Box 1681
   Boston, MA 02105-1681

Such notice is effective on the date it is received by the Agent. Such notice, however, must be received by the Agent at least 15 days prior to a dividend record date in order to make the termination effective on that dividend record date. If notice to terminate is received by the Agent less than 15 days prior to a dividend record date, that dividend is reinvested according to the terms of this Plan and the termination notice takes effect immediately after the settlement date of the reinvestment of such dividend. All subsequent dividends are paid directly to the shareholder unless the shareholder re-enrolls in the Plan.

   Upon such termination, the participant will receive cash equal to the value of any fractional shares held in his Plan account plus (a) a certificate for any full shares held in his account and (b) the proceeds of the sale of shares, in accordance with the sale of shares procedure, if the participant has requested that any full shares held in his Plan account be sold. The value of any fractional share will be the closing price of the shares of the Company's Common Stock on the day on which the participant's termination order is processed by the Agent.

   Whenever a participant owns no Common Stock of the Company other than a fractional share in his Plan account, the Company is authorized to terminate such participant's participation in the Plan and send him cash equal to the value of his fractional share, as outlined above.

32. When may a shareholder rejoin the Plan? Generally, an eligible shareholder may again become a participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

33. Termination of the Plan by the Company. The Company may terminate the Plan at any time after notice to all participants. Upon such termination, each participant will receive a certificate for all full shares held in his Plan account and cash equal to the value of any fractional shares held in his Plan account.

Federal Income Tax Consequences


34. What are the federal income tax consequences of participation in the Plan? For federal income tax purposes, participants in the Plan will be treated with respect to dividends reinvested in the Company's authorized but unissued shares as having received, on the dividend payment date, income equal to the fair market value of Company Common Stock purchased through the Plan received on that date plus the amount of any cash received. The fair market value of shares purchased with reinvested dividends from the Company's authorized but unissued shares (and therefore at a discount) will normally be greater than the amount of the dividend had it been paid in cash and not reinvested. When shares are purchased in the open market, each participant will be treated as having received a dividend in the same amount of the cash dividend used to purchase shares on his behalf. Participants who reinvest dividends will also be treated as having received taxable income to the extent of commissions or fees paid by the Company to the Agent for open-market purchases.

   The basis of the Company's authorized but previously unissued shares received by a participant with respect to dividends will equal the fair market value of the same number of shares of the Company's Common Stock as of the dividend payment date. The basis of shares purchased on the open market with reinvested dividends will equal the participant's purchase price, increased by the amount of commissions or fees paid by the Company with respect to that open-market purchase. The basis of shares purchased through optional cash payments will be the participant's purchase price.

   Shares purchased through the Plan are treated with respect to the sale of shares like shares otherwise purchased by the participant, and sales made through the Plan are treated like sales of shares outside of the Plan.

   All comments concerning possible Federal income tax consequences of participating in the Plan are based upon the Federal tax law as of the date of this Prospectus. Since the Federal law is subject to change and each participant's tax consequences may be different, the participant is advised to consult his own tax advisors. Participants are urged to save their account statements in order to calculate their tax basis per share.

Other Information

   35. May the Plan be changed or discontinued? While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Any suspension, termination or modification will be announced to participating shareholders at least twenty (20) days prior to its effective date. Any change in the Company's determination to either issue shares from authorized but unissued shares or have the Agent purchase shares in the open market will also be announced to participants prior to the effective date of such charge.

36. Who bears the risk of market price fluctuations in the Company's Common Stock? A participant's investment in shares purchased under the Plan is no different than his investment in shares of the Company acquired in other ways. The participant bears the risk of loss and the benefits of gain from market price changes with respect to all his shares. The Company cannot guarantee that shares purchased under the Plan will, at any time, be worth more or less than their purchase price, nor can the Company guarantee that share prices will not decline between a participant's request that shares be sold and the Agent's sale of those shares.

37. What are the responsibilities of the Company under the Plan? In performing its duties under the Plan, the Company is not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the prices or timing at which shares are purchased under the Plan or fluctuations in market value of shares.


38. Who interprets and regulates the Plan? The Company reserves the right to interpret and regulate the Plan as deemed desirable or necessary in connection with its operation.


                                  CONCLUSION

   The preceding Plan is drafted in question and answer format in order to make it easier to follow. Questions regarding the Plan and its administration should be directed to the Company at the address shown above.

                               USE OF PROCEEDS


   The Company is unable to predict either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. To the extent that shares are purchased on the open market for sale to Plan participants, no net proceeds are realized by the Company. The Company intends to use the proceeds from sales of its authorized but unissued shares through the Plan principally to finance additions to the Company's property, plant and equipment or to repay temporary indebtedness incurred to finance such additions.


                          INCORPORATION BY REFERENCE

   The following documents or parts thereof filed with the Securities and Exchange Commission are incorporated by reference into this Prospectus:

   EnergyNorth, Inc., Annual Report on Form 10-K for the year ended September 30, 1995.


   EnergyNorth, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.


   EnergyNorth, Inc. Current Report on Form 8-K filed February 9, 1996.

   The description of Common Stock contained in the Registration Statement filed pursuant to the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

   All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus.

   See "Available Information" for information on obtaining copies of documents incorporated by reference.

                               INDEMNIFICATION

   New Hampshire Revised Statutes Annotated ("RSA") 293-A, Sections 8.51 and 8.56, empower a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with any civil or criminal suit or proceeding (other than a derivative action) to which they are parties or threatened to be made parties by reason of being directors or officers, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful). The power to indemnify in connection with an action or suit by or in the right of the corporation (a derivative action) is more limited. Indemnification against expenses actually and reasonably incurred is required if a director or officer is wholly successful in defense of an action, suit or proceeding of the type where indemnity is permitted by the statute. Unless ordered by a court, indemnification under the statute, other than mandatory indemnification against expenses, may be made only if a determination that indemnification is proper has been made by a prescribed vote of the board of directors, special legal counsel in certain cases, by the shareholders or by the prescribed vote of a committee duly designated by the board of directors, in certain cases. Indemnification provided for by RSA 293-A:8.50-8.58 is not exclusive and a corporation is empowered to maintain insurance on behalf of its directors and officers against any liability asserted against them in that capacity, whether or not the corporation would have the power under that section to indemnify them.

   The by-laws of the Company provide that it shall indemnify any director or officer pursuant to the provisions of RSA 293-A:8.50-8.58. The Company maintains insurance on behalf of its directors and officers against liability asserted against them in that capacity.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                LEGAL MATTERS

   The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by McLane, Graf, Raulerson & Middleton, Professional Association, Manchester, New Hampshire. Richard A. Samuels, a member of the firm of McLane, Graf, Raulerson & Middleton, Professional Association, is Secretary of the Company.

                                   EXPERTS

   The financial statements and schedules included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended September 30, 1995 and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   Subsequent Annual Reports on Form 10-K of the Company will include financial statements, related schedules (if required) and the reports thereon of the Company's independent public accountants, which financial statements and schedules will have been audited to the extent and for the periods set for in such reports by the firm or firms rendering such reports, and will be incorporated herein by reference in reliance upon the authority of such firms as experts in giving those reports and to the extent that those accountants have consented to the use of their reports thereon.

 =============================================================================

   No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by the Company in any State in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date as of which information is furnished or the date hereof.


                              TABLE OF CONTENTS

                                  Page
                              -------
The Company                       2
Description of the Plan           2
Use of Proceeds                  10
Incorporation by Reference       10
Indemnification                  11
Legal Matters                    11
Experts                          11


 =============================================================================

 =============================================================================

                                100,000 SHARES

                             [logo: EnergyNorth]

                        Common Stock (Par Value $1.00)

                                 ------------

                                  PROSPECTUS

                                 ------------

                            Dividend Reinvestment
                           and Stock Purchase Plan

                              November 21, 1996

 =============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

   The Exhibit Index is on page II-2 of this Post-Effective Amendment No. 2 to the Registration Statement.


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manchester, State of New Hampshire, on November 21, 1996.

                                 EnergyNorth, Inc.

                             /s/ Robert R. Giordano
                        By: ..........................
                                 Robert R. Giordano
                                 President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                               Title                         Date
--------------------------------------  ----------------------------------------------------------
         /s/ Edward T. Borer*
  .................................... Director; Chairman of the Board   November 21, 1996
            Edward T. Borer

        /s/ Robert R. Giordano         Director, President and Chief
  .................................... Executive Officer                 November 21, 1996
          Robert R. Giordano           (principal executive officer)

       /s/ Michelle L. Chicoine
  ..................................... Vice President and Treasurer     November 21, 1996
         Michelle L. Chicoine          (principal financial officer)

        /s/ David A Skrzysowski
  ..................................... Vice President and Controller    November 21, 1996
         David A. Skrzysowski          (principal accounting officer)

   /s/ Constance B. Girard-diCarlo*
  ..................................... Director                         November 21, 1996
      Constance B. Girard-diCarlo

          /s/ Roger C. Avery*
  ..................................... Director                         November 21, 1996
            Roger C. Avery

        /s/ N. George Mattaini*
  ..................................... Director                         November 21, 1996
          N. George Mattaini

        /s/ Richard J. Censits*
  ..................................... Director                         November 21, 1996
          Richard J. Censits

          /s/ Joan P. Cudhea*
  ..................................... Director                         November 21, 1996
            Joan P. Cudhea

  .....................................
        *By Robert R. Giordano
          As Attorney-in-fact

                              INDEX OF EXHIBITS

 Exhibit
 Number                  Description of Exhibit                      Page No.
 -------- ----------------------------------------------------  -------------
    4    Bylaws of the Registrant                                     4-1
   23    Consent of Arthur Andersen LLP                              23-1
   99    EnergyNorth, Inc.'s Dividend Reinvestment and Stock
         Purchase Plan, as amended                                   99-1